EXHIBIT 99.1


FIRST                                                                      FOR
FEDERAL                                                              IMMEDIATE
BANCSHARES                                                             RELEASE
1401 Highway 62-65 North
P.O. Box 550
Harrison, AR  72601                           FOR FURTHER INFORMATION CONTACT:
                                                 Larry J. Brandt/President-CEO
                                                      Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641


                  FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                     ANNOUNCES A QUARTERLY CASH DIVIDEND

Harrison, Arkansas - February 26, 2004 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that its Board of Directors at their meeting this morning, declared a $.10 (ten cents) cash dividend on the common stock of the Corporation payable on March 25, 2004 to the stockholders of record at the close of business on March 11, 2004.

Larry J. Brandt, President/CEO of the Corporation, stated, "This will be our 29th consecutive cash dividend and we are pleased to increase it 11.1% from nine cents to ten cents for this quarter. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

The Bank, in its 70th year, conducts business from 15 full-service branch locations and 24 ATMS located in Northcentral and Northwest Arkansas. At December 31, 2003, the Corporation had total assets of $690.7 million, total liabilities of $615.6 million and stockholders' equity of $75.1 million.